PLACEMENT AGENT AGREEMENT
AMENDMENT NO.1

This Amendment No.1 to Placement Agent Agreement is made as of the 18th day of January, 2008 by and between Geeks on Call America, Inc., a Virginia corporation, having its principal offices at 814 Kempsville Road, Suite 104, Norfolk, Virginia 23502 (the “Company”), First Montauk Securities Corp. with its principal offices located at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, New Jersey (“FMSC” or the “Placement Agent”).

WHEREAS, FMSC and the Company are parties to that certain Placement Agent Agreement dated as of October 22, 2007 by and between FMSC and the Company (“Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement to provide for the extension of the Offering Period, to provide for a consulting arrangement and to amend the provisions set forth in Section 14 of the Original Agreement related to the right of First Refusal.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows.

1. All terms not defined herein shall have the meaning ascribed to such terms in the Original Agreement.

2. Section 2 (c) of the Original Agreement is hereby amended and restated to read:

The Offering shall commence on the date hereof and shall expire on January 31, 2008. Such period, as the same may be so extended, shall hereinafter be referred to as the “Offering Period.”

3. The first sentence of Section 14 of the Original Agreement is hereby amended and restated to read as follows:

The Company hereby grants to the Placement Agent an irrevocable right of first refusal for a period commencing on the date of the Initial Closing and ending on June 30, 2008 to purchase for its account or to sell for the account of the Company or any subsidiary of or successor to the Company securities that the Company or any subsidiary or successor may seek to sell through an underwriter, placement agent or broker-dealer whether pursuant to registration under the Act or otherwise, or any securities sold directly by the Company.

The remainder of Section 14 shall remain as set forth in the Original Agreement.

4. Effective upon the Final Closing, the Company and the Placement Agent shall enter into a consulting agreement, substantially in the form of the Consulting Agreement attached hereto as Exhibit A, to provide that the Placement Agent shall be retained by the Company to provide consulting services in consideration for the payment, payable and issuable at the Final Closing, of 150,000 restricted shares of the Common Stock of the Company and otherwise upon the terms and conditions contained therein.

5. The parties shall provide a Supplement to the Memorandum advising investors of the change to the Offering Period as described herein and such other matters as the parties and their counsel may determine are necessary and advisable.

6. All other terms, covenants and conditions of the Original Agreement shall remain in full force and effect.

7. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein.

8. Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The parties hereto agree to accept a facsimile transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this agreement shall constitute a binding agreement among us.

Very truly yours,

GEEKS ON CALL AMERICA, INC.

By:	/s/ Richard T. Cole
Richard T. Cole
Chief Executive Officer

Accepted as of the date
first above written:

FIRST MONTAUK SECURITIES CORP.

By:	/s/ Victor K. Kurylak
Name: Victor K. Kurylak
Title: President & CEO